UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 1, 2004

Digital Recorders, Inc.

(Exact Name of Registrant as Specified in Its Charter)

North Carolina	1-13408	56-1362926
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

5949 Sherry Lane, Suite 1050, Dallas, Texas 75225
(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code     (214) 378-8992

ITEM 5. Other Events and Required FD Disclosure
ITEM 7. Financial Statements, Pro Forma Financial Information and Exhibits
SIGNATURES
INDEX TO EXHIBITS
Articles of Amendment to Articles of Incorporation
Amended and Restated Registration Rights Agreement

ITEM 5. Other Events and Required FD Disclosure

     On April 1, 2004, Digital Recorders, Inc. (the “Company”), completed a restructuring of the terms of the $1.5 million in Series F Convertible Preferred Stock (“Series F Stock”) of the Company held by Dolphin Offshore Partners, L.P. (“Dolphin”) and canceled a related warrant previously issued to that entity. The restructuring was necessary in order to meet certain requirements of The Nasdaq Stock Market relating to issuances of voting securities and securities convertible into common stock.

     The Series F Stock continues to be convertible at any time into shares of the Company’s common stock, par value $.10 per share (the “Common Stock”); however, the conversion price has been reduced from $2.35 to $2.00 per share of Common Stock. All anti-dilution adjustment provisions that could have resulted in future decreases in the conversion price have been eliminated, with the exception of typical adjustments for stock splits, common stock dividends, reclassifications and similar events. The Series F Stock continues to vote as a single class with the Common Stock prior to conversion. However, the terms of the Series F Stock have been restated to cap the number of votes, so that Dolphin is entitled to a number of votes equal to the liquidation preference of the Series F Stock (which is $5,000 per share for each of the 300 outstanding shares) divided by $2.35, rather than voting on a fully as-if-converted basis.

     Prior to restructuring the terms of the Series F Stock, dividends were not payable on the Series F Stock for the first five years after issuance. As a result of the restructuring, Dolphin will receive quarterly dividends commencing as of November 10, 2003, and continuing for as long as any of the shares of Series F Stock remain outstanding, at the rate of 3.0% per annum on the liquidation preference. The dividends are initially payable in additional shares of Series F Stock having a liquidation preference equal to the dividend amount. The number of shares of Series F Stock that can be issued as dividends without the approval of the holders of the Common Stock is capped at 15.5576 shares, in order to maintain the number of shares that Dolphin has the right to acquire upon conversion of the Series F Stock, without shareholder approval, at less than 20% of the number of shares of Common Stock outstanding prior to the initial issuance of Series F Stock to Dolphin. The dividend rate will increase to 10% per annum after five years if the Common Stock does not meet certain trading price thresholds before then.

     In connection with the revisions to the terms of the Series F Stock, the Company and Dolphin agreed to terminate the warrants to purchase 319,149 shares of Common Stock that the Company had previously issued to Dolphin.

     Corresponding changes have been made to the terms of a registration rights agreement, which sets forth certain rights granted to Dolphin by the Company with respect to the registration of the resale by Dolphin of the shares of Common Stock underlying the Series F Stock.

     The restructuring of Dolphin’s interests in the Company has been negotiated and approved by the Board of Directors and by Dolphin, as the only holder of Series F Stock.

     Copies of the material documents related to the revised terms of the Series F Stock are attached as exhibits to this report and are incorporated herein by reference.

ITEM 7. Financial Statements, Pro Forma Financial Information and Exhibits

(a)	Exhibits.

3.1	Articles of Amendment to Articles of Incorporation containing Amended and Restated Certificate of Designation of Series F Convertible Preferred Stock of Digital Recorders, Inc.

10.1	Amended and Restated Registration Rights Agreement dated as of April 1, 2004, by and between Dolphin Offshore Partners, L.P. and Digital Recorders, Inc.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized, this 14th day of April, 2004.

DIGITAL RECORDERS, INC.

By:	/s/ David L. Turney

David L. Turney
CHAIRMAN, CHIEF EXECUTIVE OFFICER
AND PRESIDENT

INDEX TO EXHIBITS

EXHIBIT NUMBER	DESCRIPTION
3.1	Articles of Amendment to Articles of Incorporation containing Amended and Restated Certificate of Designation of Series F Convertible Preferred Stock of Digital Recorders, Inc.

10.1	Amended and Restated Registration Rights Agreement dated as of April 1, 2004, by and between Dolphin Offshore Partners, L.P. and Digital Recorders, Inc.